                                                                     EXHIBIT 4.3


                        [FORM OF FACE OF ADDITIONAL NOTE]

                              [Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No. N-                                                   $

                    9 1/4% Senior Subordinated Note due 2011

                                                             CUSIP No. 389375AA4

Gray Television, Inc., a Georgia corporation, promises to pay to Cede & Co., or registered assigns, the principal sum listed on the Schedule of Increases or Decreases in Global Note attached hereto on December 15, 2011.

Interest Payment Dates: June 15 and December 15.

Record Dates: June 1 and December 1.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

Dated:

                                    GRAY TELEVISION, INC.



                                    By
                                       -------------------------------------
                                       Name:
                                       Title:



                                    By
                                       -------------------------------------
                                       Name:
                                       Title:

                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the 9 1/4% Senior Subordinated Notes due 2011 referred to in the Indenture.

Dated:


                                      DEUTSCHE BANK TRUST COMPANY
                                         AMERICAS, as Trustee



                                      By
                                         -----------------------------------
                                                Authorized Signatory

                    [FORM OF REVERSE SIDE OF ADDITIONAL NOTE]

                    9 1/4% Senior Subordinated Note Due 2011

         1.       Interest

Gray Television, Inc., a Georgia corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "Company"), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company shall pay interest semiannually on June 15 or December 15 of each year (or if such day is not a Business Day on the next succeeding Business Day). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid or duly provided for, from December 21, 2001 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay cash interest on overdue principal at the rate borne by the Notes plus 1% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

         2.       Method of Payment

The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the June 1 or December 1 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal, premium and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will make all payments in respect of a certificated Note (including principal, premium and interest), by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

         3.       Paying Agent and Registrar

The Company initially appoints Deutsche Bank Trust Company Americas, a national association under the laws of the United States (the "Trustee"), as Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes. If the Company fails to appoint or maintain a Registrar and/or Paying Agent, the Trustee shall act as such.

         4.       Indenture

The Company issued the Notes under an Indenture dated as of December 15, 2001 (the "Indenture"), among the Company, the subsidiaries of the Company, as guarantors (the "Subsidiary Guarantors"), and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. (S)(S) 77aaa-77bbbb) as in effect on the date of the Indenture (the "TIA"). Capitalized terms used herein and not defined herein have the meanings assigned thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms and provisions.

The Notes are senior subordinated unsecured obligations of the Company limited to $280,000,000 aggregate principal amount at any one time outstanding (subject to Section 2.07 of the Indenture). This Note is one of the Initial Notes, Additional Notes or Exchange Notes referred to in the Indenture. The Notes include the Initial Notes, Additional Notes and any Exchange Notes and Private Exchange Notes issued in exchange for Initial Notes or Additional Notes. The Initial Notes, Additional Notes, Exchange Notes and Private Exchange Notes are treated as a single class of notes under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by Subsidiaries, enter into or permit certain transactions with Affiliates and Asset Sales. The Indenture also imposes limitations on the ability of the Company to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of the property of the Company.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Subsidiary Guarantors jointly and severally, unconditionally guarantee the Obligations of the Company under the Indenture and the Notes on a senior subordinated basis pursuant to the terms of the Indenture.

         5.       Optional Redemption

Except as described below in this Section 5, the Notes are not redeemable at the Company's option prior to December 15, 2006. On and after such date, the Notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below, plus accrued and unpaid interest to the date fixed for redemption, if redeemed during the twelve-month period beginning on December 15, of the years indicated below.

                                  YEAR                                     PERCENTAGE
         ---------------------------------------------------------         ----------
         2006.....................................................         104.625%
         2007.....................................................         103.083%
         2008.....................................................         101.542%
         2009 and thereafter......................................         100.000%

Notwithstanding the foregoing, at any time prior to December 15, 2004, the Company may, at its option, use the net proceeds of one or more Public Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes originally issued at a redemption price equal to 109.250% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption; provided, however, that at least $117.0 million in aggregate principal amount of the Notes remains outstanding immediately after any such redemption.

At any time prior to December 15, 2006, the Notes may be redeemed as a whole but not in part at the option of the Company, upon not less than 30 or more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Make Whole Premium as of, and accrued but unpaid interest, if any, to, the redemption date, subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date.

"Make Whole Premium" means with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note or (ii) the excess of
(A) the present value of (1) the redemption price of such Note at December 15, 2006 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note through December 15, 2006, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then-outstanding principal amount of such Note.

"Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source or similar market data) most nearly equal to the period from the redemption date to December 15, 2006; provided, however, that if the period from the redemption date to December 15, 2006 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

         6.       Sinking Fund

The Notes are not subject to any sinking fund.

         7.       Notice of Redemption

Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes that are to be redeemed at his or her registered address. Notes in denominations larger than $1,000 of principal amount may be redeemed in part but only in whole multiples of $1,000 of principal amount. If money sufficient to pay the redemption price of and accrued and unpaid interest and liquidated damages, if any, on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the

Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

         8. Repurchase of Notes at the Option of Holders upon Change of Control

Upon a Change of Control, each Holder of Notes will have the right, subject to certain conditions specified in the Indenture, to require the Company to repurchase all or any part of such holder's Notes at a purchase price in cash equal to 101% of the principal amount on the Change of Control Purchase Date, plus accrued and unpaid interest, if any, to the Change of Control Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), as provided in, and subject to the terms of, the Indenture.

         9.       Subordination

The Notes are subordinated to Senior Debt. To the extent provided in the Indenture, Senior Debt must be paid before the Notes may be paid. The Company and each Subsidiary Guarantor agrees, and each Holder by accepting a Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

         10.      Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed.

         11.      Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

         12.      Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

         13.      Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

         14.      Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes) and (ii) any existing Default or Event of Default or noncompliance with any provision of the Indenture or the Notes may be waived with the consent of Holders of at least a majority in principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes to: (i) cure any ambiguity, defect or inconsistency; (ii) provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) provide for the assumption of the Company's obligations to the Holders in the event of any Disposition involving the Company that is permitted under Article V of the Indenture in which the Company is not the Surviving Person; (iv) make any change that would provide any additional rights or benefits to Holders or does not adversely affect the interests of any Holder; (v) comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; (vi) add additional Subsidiary Guarantors pursuant to Section
4.17 of the Indenture; (vii) provide for the issuance of Exchange Notes or Private Exchange Notes, subject to the provisions of the Indenture; or (viii) provide for the issuance of Additional Notes as permitted by Section 2.16 of the Indenture.

         15.      Defaults and Remedies

If any Event of Default (other than an Event of Default specified under Section 6.01(a)(ix) or (x) of the Indenture with respect to the Company or any Subsidiary Guarantor) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may, and the Trustee at the request of such Holders shall, declare all the Notes to be due and payable immediately. In the case of any Event of Default arising from the events specified in Section 6.01(a)(ix) or (x) of the Indenture with respect to the Company or any Subsidiary Guarantor occurs, the principal of, premium, if any, and accrued and unpaid interest on all outstanding Notes shall ipso facto become immediately due and payable without further action or Notice. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (1) the Holder gives to the Trustee notice of a continuing Event of Default; (2) the Holders of at least 25% in principal amount of the then outstanding Notes make a request to the Trustee to pursue the remedy; (3) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (5) during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request. Subject to certain restrictions, the Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it by the Indenture. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders, or would involve the Trustee in personal liability.

         16.      Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA, the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee. However, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee, or resign.

         17.      No Recourse Against Others

No director, officer, employee, incorporator or stockholder, of the Company or any Subsidiary Guarantor shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Indenture, the Notes or the Subsidiary Guarantees. Each Holder, by accepting a Note (including Subsidiary Guarantees), waives and releases such Persons from all such liability and such waiver and release are part of the consideration for the issuance of the Notes.

         18.      Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

         19.      Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

         20.      GOVERNING LAW

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

         21.      CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

                                 ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to



--------------------------------------------------------------------------------
              (Print or type assignee's name, address and zip code)


--------------------------------------------------------------------------------
                  (Insert assignee's soc. sec. or tax I.D. No.)

and irrevocably appoint _______________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.


Date:                               Your Signature:
     ---------------                               -----------------------------

--------------------------------------------------------------------------------
Sign exactly as your name appears on the other side of this Note. Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

                        [TO BE ATTACHED TO GLOBAL NOTES]

                SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $100,000,000.00. The following increases or decreases in this Global Note have been made:

Date of       Amount of decrease in       Amount of increase in      Principal Amount of this     Signature of authorized
Exchange      Principal amount of this    Principal Amount of this   Global Note following        signatory of Trustee
              Global Note                 Global Note                such decrease or increase    or Notes Custodian


                       OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to
Section 4.13 (Change of Control) or 4.14 (Limitation on Asset Sales) of the Indenture, check the box:

                  Change of Control [ ]      Asset Sales [ ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.13 or 4.14 of the Indenture, state the principal amount:
$__________________

Date:                      Your Signature:
     ------------------                   --------------------------------------
                                          (Sign exactly as your name appears on
                                          the other side of the Note)

Signature Guarantee:
                    ------------------------------------------------------------
                      Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee